EXHIBIT 10.32

LIMITED LIABILITY COMPANY AGREEMENT
OF
BAAD BEVERAGES, LLC

This Limited Liability Company Agreement of BAAD Beverages, LLC, formerly known as Nimbus 2, LLC, a Nebraska limited liability company (the “Company”), is entered into as of November 24, 2025, by and among the Company, BAAD Ventures, LLC, a Nebraska limited liability company (“BAAD”), and Splash Beverage Group II Inc., a Nevada corporation (“SBG”).

RECITALS

WHEREAS, the Company is to be formed under the laws of the State of Nebraska by the filing of a Certificate of Organization with the Secretary of State of Nebraska (the “Secretary of State”) no later than December 31, 2025 (the “Certificate of Organization”) for the purpose set forth in Section 2.05 of this Agreement; and

WHEREAS, the Members wish to enter into this Agreement setting forth the terms and conditions governing the operation and management of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

Section 1.01 Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in this Section 1.01:

“Act” means the Nebraska Uniform Limited Liability Company Act, Neb. Rev. Stat. §§21-101 to 21-197.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a)       crediting to such Capital Account any amount that such Member is obligated to restore or is deemed to be obligated to restore pursuant to Treasury Regulations Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1), and 1.704-2(i); and

(b)       debiting to such Capital Account the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6).

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract, or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings. Notwithstanding the foregoing, the term “Affiliate” does not, when used with respect to (a) a Member or Manager, include the Company/any Company Entity; or (b) the Company, include a Member or its Affiliates.

“Agreement” means this Limited Liability Company Agreement, as executed and as it may be amended, supplemented, modified, or restated from time to time, as provided herein.

“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations, or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

“Bankruptcy” means, with respect to a Member, the occurrence of any of the following: (a) the filing of an application by such Member for, or a consent to, the appointment of a trustee of such Member’s assets; (b) the filing by such Member of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing such Member’s inability to pay its debts as they come due; (c) the making by such Member of a general assignment for the benefit of such Member’s creditors; (d) the filing by such Member of an answer admitting the material allegations of, or such Member’s consenting to, or defaulting in answering a bankruptcy petition filed against such Member in any bankruptcy proceeding; or (e) the expiration of sixty (60) days following the entry of an order, judgment, or decree by any court of competent jurisdiction adjudicating such Member Bankrupt or appointing a trustee of such Member’s assets.

“BBA” means the Bipartisan Budget Act of 2015.

“Book Depreciation” means, with respect to any Company asset for each Fiscal Year, the Company’s depreciation, amortization, or other cost recovery deductions determined for federal income tax purposes, except that if the Book Value of an asset differs from its adjusted tax basis at the beginning of such Fiscal Year, Book Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero and the Book Value of the asset is positive, Book Depreciation shall be determined with reference to such beginning Book Value using any permitted method selected by the Board in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g)(3).

“Book Value” means, with respect to any Company asset, the adjusted basis of such asset for federal income tax purposes, except as follows:

(a)       the initial Book Value of any Company asset contributed by a Member to the Company shall be the gross Fair Market Value of such Company asset as of the date of such contribution;

(b)       immediately prior to the distribution by the Company of any Company asset to a Member, the Book Value of such asset shall be adjusted to its gross Fair Market Value as of the date of such distribution;

(c)       the Book Value of all Company assets shall be adjusted to equal their respective gross Fair Market Values, as reasonably determined (except as otherwise provided in Section 12.03(d)) by unanimous consent of the Members, as of the following times:

(i)       the acquisition of an additional Membership Interest by a new or existing Member in consideration for more than a de minimis Capital Contribution;

(ii)      the distribution by the Company to a Member of more than a de minimis amount of property (other than cash) as consideration for all or a part of such Member’s Membership Interest; and

(iii)     the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);

provided, that adjustments pursuant to clauses (i) and (ii) above need not be made if the Board reasonably determines that such adjustment is not necessary or appropriate to reflect the relative economic interests of the Members and that the absence of such adjustment does not adversely and disproportionately affect any Member;

(d)      the Book Value of each Company asset shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted tax basis of such Company asset pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Account balances pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, that Book Values shall not be adjusted pursuant to this paragraph (d) to the extent that an adjustment pursuant to paragraph (c) above is made in conjunction with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d); and

(e)       if the Book Value of a Company asset has been determined pursuant to paragraph (a) or adjusted pursuant to paragraphs (c) or (d) above, such Book Value shall thereafter be adjusted to reflect the Book Depreciation taken into account with respect to such Company asset for purposes of computing Net Income and Net Losses.

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in the City of New York are authorized or required to close.

“Capital Contribution” means, for any Member, the total amount of cash and cash equivalents and the Book Value of any property contributed to the Company by such Member.

“Change of Control” means, with respect to a Member, any transaction or series of related transactions (whether as a result of a tender offer, merger, consolidation, reorganization, acquisition, sale, or transfer of equity securities, proxy, power of attorney, or otherwise) that results in, or that is in connection with (a) any Person (other than an Affiliate of such Member) or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of Persons acquiring beneficial ownership, directly or indirectly, of a majority of the then issued and outstanding voting securities or combined voting rights (other than voting rights accruing only in the event of a default or breach) of such Member or any Person, directly or indirectly, controlling such Member; or (b) the sale, lease, exchange, conveyance, transfer, or other disposition (whether for cash, shares of stock (or other equity interests), or other consideration) of all or substantially all of the property and assets of such Member or any Person directly or indirectly controlling such Member and its subsidiaries (if any), on a consolidated basis, to any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of Persons (including in connection with any liquidation, dissolution, or winding up of the affairs of such Member, or any other distribution made in connection therewith).

“Company FMV” means the price at which a willing buyer having all relevant knowledge would purchase, and a willing seller would sell, the Company in an arm’s length transaction (including any cash or cash equivalents held by the Company, but net of any indebtedness), as a going concern as of the date of determination in an orderly sale transaction, based on standard valuation techniques, including discounted cash flows, valuation of comparable companies, and comparable transactions (a) taking into account the expected amount of distributions to be made to the Members prior to consummation of the sale of the applicable Membership Interest; (b) assuming that any Additional Capital Contributions theretofore required to be funded pursuant to Section 3.02(a) have been funded prior to the time of the valuation; and (c) without regard to (i) any compulsion to sell or the impact of an immediate sale, (ii) the presence or absence of a market, or (iii) any discount or premium from differences in the Members’ proportionate Membership Interests.

“Company Minimum Gain” means “partnership minimum gain” as defined in Treasury Regulations Section 1.704-2(b)(2), substituting the term “Company” for the term “partnership” as the context requires.

“Dissolution” means, with respect to a Member, the occurrence of any of the following: (a) if such Member is a partnership or limited liability company, the dissolution and commencement of winding up of such partnership or limited liability company; or (b) if such Member is a corporation, the dissolution of the corporation or the revocation of its charter.

“Exchange Act” means the Securities Exchange Act of 1934.

“Fair Market Value” of any asset as of any date means the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm’s-length transaction. Unless otherwise provided herein, Fair Market Value shall be as determined by unanimous consent of the Members. The determination of such firm shall be final, conclusive, and binding and the fees and expenses of such valuation firm shall be borne by the Company.

“Fiscal Year” means the calendar year, unless the Company is required to have a taxable year other than the calendar year, in which case Fiscal Year shall be the period that conforms to its taxable year.

“FMV Determination Date” has the meaning set forth in Section 9.05(a).

“Fundamental Matter” shall mean any of the following regarding the Company:

(a)       An amendment, modification, or waiver of the Certificate of Organization or this Agreement, other than as provided in Section 13.09;

(b)       A material change to the nature of the business conducted by the Company or its entry into any business other than the Business;

(c)       Any issuance, repurchase, or redemption of any Membership Interest or other equity interest or any securities convertible into or exercisable for any Membership Interest or other equity interest, or acceptance of any Capital Contribution other than the Initial Capital Contributions or Additional Capital Contributions;

(d)       Adoption, amendment, or waiver of the Budget;

(e)       Authorization or incurrence of expenses that are more than 110% of the corresponding amounts set forth in the Budget;

(f)        Any determination to request Capital Contributions from the Members;

(g)       Any material change in tax or accounting methods or policies (other than as required by GAAP);

(h)       Initiation or settlement of any lawsuit, legal action, dispute, arbitration, mediation, or other judicial or administrative proceeding, in each case other than in the ordinary course of business consistent with past practice, or any agreement to the provision of any equitable relief; or

(i)        Initiation of a bankruptcy proceeding (or consent to any involuntary bankruptcy proceeding) or, other than as contemplated by ARTICLE XII, dissolve, wind-up, or liquidate the Company.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of law), or any arbitrator, court, or tribunal of competent jurisdiction.

“Initial Members” means BAAD and SBG.

“Joinder Agreement” means the joinder agreement in form and substance attached hereto as Exhibit A.

“Member” means (a) each Initial Member and (b) each Person who is hereafter admitted as a member in accordance with the terms of this Agreement and the Act. The Members shall constitute the “members” (as that term is defined in the Act) of the Company.

“Member Nonrecourse Debt” means “partner nonrecourse debt” as defined in Treasury Regulations Section 1.704-2(b)(4), substituting the term “Company” for the term “partnership” and the term “Member” for the term “partner” as the context requires.

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deduction” means “partner nonrecourse deduction” as defined in Treasury Regulations Section 1.704-2(i), substituting the term “Member” for the term “partner” as the context requires.

“Membership Interest” means an interest in the Company owned by a Member, including such Member’s right to (a) its distributive share of Net Income, Net Losses, and other items of income, gain, loss, and deduction of the Company; (b) its distributive share of the assets of the Company; (c) vote on, consent to, or otherwise participate in any decision of the Members as provided in this Agreement; and (d) any and all other benefits to which such Member may be entitled as provided in this Agreement or the Act. The Membership Interest of each Member shall be expressed as a Percentage Interest.

“Net Income” and “Net Loss” mean, for each Fiscal Year or other period specified in this Agreement, an amount equal to the Company’s taxable income or taxable loss, or particular items thereof, determined in accordance with Code Section 703(a) (where, for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or taxable loss), but with the following adjustments:

(a)       any income realized by the Company that is exempt from federal income taxation, as described in Code Section 705(a)(1)(B), shall be added to such taxable income or taxable loss, notwithstanding that such income is not includable in gross income;

(b)      any expenditures of the Company described in Code Section 705(a)(2)(B), including any items treated under Treasury Regulations Section 1.704-1(b)(2)(iv)(I) as items described in Code Section 705(a)(2)(B), shall be subtracted from such taxable income or taxable loss, notwithstanding that such expenditures are not deductible for federal income tax purposes;

(c)       any gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property so disposed, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(d)      any items of depreciation, amortization, and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted tax basis shall be computed by reference to the property’s Book Value (as adjusted for Book Depreciation) in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g);

(e)       if the Book Value of any Company property is adjusted as provided in the definition of Book Value, then the amount of such adjustment shall be treated as an item of gain or loss and included in the computation of such taxable income or taxable loss; and

(f)       to the extent an adjustment to the adjusted tax basis of any Company property pursuant to Code Sections 732(d), 734(b), or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

“Percentage Interest” means, with respect to a Member at any time, the percentage set forth opposite such Member’s name on Schedule A hereto (such percentage being understood to be reflective of the economic interest in the Company represented by such Member’s Membership Interest). The Percentage Interests shall at all times aggregate to one hundred percent (100%).

“Permitted Transferee” means a recipient of a Permitted Transfer.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Representative” means, with respect to any Person, any and all directors, managers, officers, employees, consultants, financial advisors, counsel, accountants, and other agents of such Person.

“SBG” has the meaning set forth in the preamble.

“Securities Act” means the Securities Act of 1933.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate, or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option, or other arrangement or understanding with respect to the sale, transfer, assignment, Encumbrance, hypothecation, or similar disposition of, any Membership Interest owned by a Person or any interest (including a beneficial interest or any direct or indirect economic or voting interest) in any Membership Interest owned by a Person. “Transfer” when used as a noun shall have a correlative meaning. “Transferor” and “Transferee” mean a Person who makes or receives a Transfer, respectively.

“Treasury Regulations” means the final or temporary regulations issued by the United States Department of Treasury pursuant to its authority under the Code, and any successor regulations.

“IP Repurchase Option” means that BAAD shall have the option, according to Section 9.06, to repurchase the IP contributed to the JV at a valuation equal to two times the Company’s trailing twelve-month revenue on Nimbus Products. In the event BAAD exercises this option, BAAD shall pay Splash an amount equal to Splash’s then-current pro rata ownership percentage of such valuation. For clarity, this provision constitutes a repurchase mechanism only and shall not be construed as creating any automatic unwinding of the JV.

ARTICLE II
Organization

Section 2.01 Formation. The Company was formed on November ___, 2025, pursuant to the provisions of the Act, upon the filing of the Certificate of Organization with the Secretary of State.

Section 2.02 Name. The name of the Company is “BAAD Beverages, LLC”.

Section 2.03 Principal Office. The principal office of the Company is located at1800 2nd Street, Suite 884, Sarasota, FL 34236, or such other place as may from time to time be determined by the Board. The Board shall give prompt notice of any such change to each of the Members.

Section 2.04 Registered Office; Registered Agent.

(a)       The registered office of the Company shall be the office of the initial registered agent named in the Certificate of Organization or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by the Act and Applicable Law.

(b)       The registered agent for service of process on the Company in the State of Nebraska shall be the initial registered agent named in the Certificate of Organization or such other Person or Persons as the Board may designate from time to time in the manner provided by the Act and Applicable Law.

(c)       The Members acknowledge and agree that all right, title, and interest in and to the “Nimbus” trademarks, trade names, logos, packaging designs, formulations, trade dress, domains, social media accounts, and all other intellectual property and goodwill associated therewith (collectively, the “Nimbus IP”) shall be contributed to the Company on a staged, performance-based basis as follows:

(d)       Initial Contribution. Upon execution of this Agreement, BAAD shall contribute, assign, or cause to be contributed or assigned to the Company twenty-five percent (25%) of the ownership interest in the Nimbus IP (the “Initial IP Interest”). The Members acknowledge that BAAD may not yet be in full possession of the Nimbus IP as of the Effective Date; accordingly, BAAD covenants and agrees to take, and to cause any necessary third parties to take, all actions and execute all instruments reasonably required to effectuate such contribution immediately upon BAAD’s receipt or control of the Nimbus IP.

(e)       Performance-Based Vesting of Additional Ownership.

(i)       Upon the Company achieving the following cumulative gross sales thresholds for Nimbus-branded products, BAAD shall contribute, assign, or cause to be contributed or assigned to the Company additional ownership interests in the Nimbus IP as set forth below:

(ii)      An additional fifteen percent (15%) upon the Company achieving One Million Dollars (US $2,000,000) in cumulative gross sales.

(iii)     An additional ten percent (10%) upon the Company achieving Two Million Dollars (US $3,000,000) in cumulative gross sales.

(iv)     An additional ten percent (10%) upon the Company achieving Three Million Dollars (US $4,000,000) in cumulative gross sales.

(f)        Upon the contribution of these additional interests, the Company shall hold a maximum of sixty percent (60%) ownership of the Nimbus IP, and BAAD shall retain the remaining forty percent (40%). No further vesting or transfer obligations shall apply beyond this threshold.

(g)       Obligations to Perfect Transfers.

(h)       BAAD shall, and shall cause its Affiliates and any relevant third parties to, take all actions and execute all documents reasonably necessary to effectuate each transfer of ownership described above, including the assignment of trademark applications, trademark registrations, domain registrations, copyrights, formulas, digital assets, and any other rights comprising the Nimbus IP. Each transfer shall be completed promptly upon achievement of the applicable conditions.

(i)        Exclusive Rights; Limitations on Use.

(j)        Except as expressly set forth in this Agreement or as authorized in writing by the Board, no Member shall claim, assert, or exercise any ownership interest in the Nimbus IP beyond that which is expressly retained by such Member pursuant to this Section. No Member shall use, license, exploit, or otherwise commercialize the Nimbus IP except through the Company or as expressly approved by the Board.

Section 2.05 Purpose; Powers.

(a)       The purpose of the Company is to engage in (i) the marketing, selling, and distribution of adult beverages under the trade name “Nimbus” and other related THC and CBD products in states where such products are legally permitted (the “Business”) and (ii) any and all lawful activities necessary or incidental thereto.

(b)       The Company shall have all the powers necessary or convenient to carry out the purpose for which it is formed, including the powers granted by the Act.

Section 2.06 Notwithstanding anything to the contrary in this Agreement, the Members expressly agree that the Company shall be prohibited from marketing, selling, distributing, or otherwise commercializing any Nimbus-branded products within the following territories: (a) the State of Nebraska; (b) the State of Wisconsin; (c) the State of Kansas; (d) the State of Missouri; (f) the State of Oklahoma; (g) the State of Georgia; and (h) the State of South Carolina (collectively, the “Restricted Territories”). The Company shall not, directly or indirectly, enter into any agreements with distributors, retailers, or other commercial partners, nor fulfill any orders for Nimbus-branded products, in the Restricted Territories without the prior unanimous written consent of the Members.

Further, the Members agree that the State of Texas and the State of Wyoming shall be non-exclusive as between the Company and BAAD. Neither the Company nor BAAD shall have any exclusive rights, protections, or restrictions with respect to marketing, selling, distributing, or commercializing Nimbus-branded products in Texas, and each may independently conduct such activities within Texas or Wyoming without the consent of the other, provided that such activities do not otherwise violate this Agreement or Applicable Law.

Section 2.07 Term. The term of the Company (“Term”) commenced on the date the Certificate of Organization was filed with the Secretary of State and shall continue in existence perpetually until the Company is dissolved in accordance with the provisions of this Agreement.

Section 2.08 No State-Law Partnership. The Members intend that the Company shall not be a partnership or common law joint venture, and that no Member, Manager, or Officer of the Company shall be a partner or joint venturer of any other Member, Manager, or Officer of the Company, for any purposes other than as set forth in Section 11.03.

ARTICLE III
Capital Contributions; Capital Accounts

Section 3.01 Initial Capital Contributions.

(a)       Contemporaneously with the execution of this Agreement, each Initial Member has made an initial Capital Contribution (each, an “Initial Capital Contribution”) and is deemed to own a Membership Interest in the amount set forth opposite such Member’s name on Schedule A hereto.

(b)       The Board shall update Schedule A hereto upon the Transfer of any Membership Interest to any new or existing Member in accordance with this Agreement, upon the Company’s receipt of notice of a change of address of a Member, or as otherwise required by the terms hereof.

Section 3.02 Additional Capital Contributions.

(a)       In addition to their Initial Capital Contributions, the Members shall make additional Capital Contributions in cash, in proportion to their respective Percentage Interests, as determined by the Board from time to time to be reasonably necessary to pay any operating, capital, or other expenses relating to the Business (such additional Capital Contributions, the “Additional Capital Contributions”); provided, that such Additional Capital Contributions shall not exceed the corresponding amounts expressly provided for in the then approved Budget. Budget shall not include any expense exceeding twenty percent (20%) of net revenue related to acquisitions or marketing. If such occurs, any one member may veto expense. Upon the Board making such determination to call for Additional Capital Contributions, the Board shall deliver to the Members a written notice of the Company’s need for Additional Capital Contributions, which notice shall specify in reasonable detail (i) the purpose for such Additional Capital Contributions, (ii) the aggregate amount of such Additional Capital Contributions, (iii) each Member’s pro rata share of such aggregate amount of Additional Capital Contributions (based upon such Member’s Percentage Interest), and (iv) the date (which date shall not be less than ten (10) Business Days following the date that such notice is given) on which such Additional Capital Contributions shall be required to be made by the Members.

(b)       If any Member shall fail to timely make, or notifies the other Member that it shall not make, all or any portion of any Additional Capital Contribution which such Member is obligated to make under Section 3.02(a), then such Member shall be deemed to be a “Non-Contributing Member.” A Member that is not in default of its obligations under Section 3.02(a) (a “Contributing Member”) shall be entitled, but not obligated, to loan to the Non-Contributing Member, by contributing to the Company on its behalf, all or any part of the amount (the “Default Amount”) that the Non-Contributing Member failed to contribute to the Company (each such loan, a “Default Loan”); provided, that such Contributing Member shall have contributed to the Company its pro rata share of the applicable Additional Capital Contribution. The proceeds of such Default Loan shall be treated as an Additional Capital Contribution by the Non-Contributing Member. Each Default Loan shall bear interest (compounded monthly on the first day of each calendar month) on the unpaid principal amount thereof from time to time remaining from the date advanced until repaid, at the lesser of (i) the prime rate published in the Wall Street Journal on the date of payment plus two percent (2.0%) per annum (the “Company Interest Rate”); and (ii) the maximum rate permitted at law (the “Default Rate”) and shall be recourse debt of the Non-Contributing Member, secured by the Membership Interest of the Non-Contributing Member. Until such time as all Default Loans made to a Non-Contributing Member, together with interest thereon, have been repaid to the Contributing Member by such Non-Contributing Member, (x) distributions payable to the Non-Contributing Member pursuant to this Agreement shall be paid to the Contributing Member as and to the extent provided in Section 6.01(b)(i) and (y) any such amounts paid to the Contributing Member shall not be treated as a payment of any principal or interest on any Default Loan nor as an advance on any other distributions to which the Contributing Member may otherwise be entitled. So long as a Default Loan is outstanding, the Non-Contributing Member shall have the right to repay it (together with interest then due and owing) in whole or in part. Upon its repayment in full of a Default Loan made to such Non-Contributing Member, such Non-Contributing Member shall (so long as it does not have any other outstanding Default Loans and is not otherwise a Non-Contributing Member with respect to any other Additional Capital Contributions) cease to be a Non-Contributing Member. Notwithstanding anything herein to the contrary, a Contributing Member may in its sole discretion demand payment of any outstanding Default Loan at any time by delivering a notice to the Non-Contributing Member, at which time such Default Loan and any accrued and unpaid interest thereon shall be immediately due and payable to the Contributing Member.

(c)       Any Default Amount that is not funded pursuant to a Default Loan shall bear interest at the Default Rate (compounded monthly on the first day of each calendar month) from the date such Additional Capital Contribution was due until paid in full to the Company by the Non-Contributing Member. Upon payment in full of any such Default Amount, together with interest accrued thereon, such Non-Contributing Member shall (so long as it does not have any outstanding Default Loans and is not otherwise a Non-Contributing Member with respect to any other Additional Capital Contributions) cease to be a Non-Contributing Member.

(d)       Notwithstanding the foregoing, if a Non-Contributing Member has an unpaid Additional Capital Contribution that has not been funded pursuant to a Default Loan, and such Additional Capital Contribution remains unpaid on the date ten (10) Business Days after the date the Contributing Member has provided written notice to the Non-Contributing Member demanding payment thereof, without limitation of any other rights or remedies that may be available, a Contributing Member may:

(i)       institute proceedings against the Non-Contributing Member, either in the Contributing Member’s own name or on behalf of the Company, to obtain payment of such unpaid Additional Capital Contribution, together with interest accrued thereon at the Default Rate from the date that such Additional Capital Contribution was due until the date that such Additional Capital Contribution is made, at the cost and expense of the Non-Contributing Member; or

(ii)       purchase the Membership Interest of the Non-Contributing Member at a price equal to the lesser of (i) the Non-Contributing Member’s Capital Account balance and (ii) the Fair Market Value of its Membership Interest.

(e)       Each Member acknowledges and agrees that it would be impracticable or extremely difficult to determine the actual damages incurred by a Contributing Member as a result of a failure of a Member to fund its portion of an Additional Capital Contribution, and that the entitlement of a Contributing Member to exercise the remedies described in this Section 3.02 is fair and reasonable.

(f)        Except as set forth in this Section 3.02 or Section 3.05, no Member shall be required to make additional Capital Contributions or make loans to the Company.

Section 3.03 Maintenance of Capital Accounts. The Company shall establish and maintain for each Member a separate capital account (a “Capital Account”) on its books and records in accordance with this Section 3.03. Each Capital Account shall be established and maintained in accordance with the following provisions:

(a)       Each Member’s Capital Account shall be increased by the amount of:

(i)       such Member’s Capital Contributions, including such Member’s initial Capital Contribution and any Additional Capital Contributions;

(ii)      any Net Income or other item of income or gain allocated to such Member pursuant to ARTICLE V; and

(iii)     any liabilities of the Company that are assumed by such Member or secured by any property distributed to such Member.

(b)       Each Member’s Capital Account shall be decreased by:

(i)       the cash amount or Book Value of any property distributed to such Member pursuant to ARTICLE VI and Section 12.03(c);

(ii)      the amount of any Net Loss or other item of loss or deduction allocated to such Member pursuant to ARTICLE V; and

(iii)     the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company.

Section 3.04 Succession Upon Transfer. In the event that any Membership Interest is Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the Transferred Membership Interest and, subject to Section 5.04, shall receive allocations and distributions pursuant to ARTICLE V, ARTICLE VI, and ARTICLE XII in respect of such Membership Interest.

Section 3.05 Negative Capital Accounts. In the event that any Member shall have a deficit balance in its Capital Account, such Member shall have no obligation, including during the Term or upon dissolution or liquidation of the Company, to restore such negative balance or make any Capital Contributions to the Company by reason thereof, except as may be required by Applicable Law or in respect of any negative balance resulting from a withdrawal of capital or dissolution in contravention of this Agreement.

Section 3.06 No Withdrawals from Capital Accounts. No Member shall be entitled to withdraw any part of its Capital Account or to receive any distribution from the Company, except as otherwise provided in this Agreement. No Member shall receive any interest, salary, management, or service fees, or drawing with respect to its Capital Contributions or its Capital Account, except as otherwise provided in this Agreement. The Capital Accounts are maintained for the sole purpose of allocating items of income, gain, loss, and deduction among the Members and shall have no effect on the amount of any distributions to any Members, in liquidation or otherwise.

Section 3.07 Loans From Members. Loans by any Member to the Company shall not be considered Capital Contributions and shall not affect the maintenance of such Member’s Capital Account, other than to the extent provided in Section 3.03(a)(iii), if applicable.

Section 3.08 Modifications. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. Any determination to modify the manner in which the Capital Accounts are computed, or to authorize any increase or decrease to the Capital Accounts, in order to comply with such Treasury Regulations shall be made by the Board as a Fundamental Matter in accordance with the provisions of this Agreement.

ARTICLE IV
Members

Section 4.01 Admission of New Members.

(a)       A new Member may be admitted from time to time in connection with a Transfer of a Membership Interest in accordance with this Agreement, subject to compliance with the provisions of ARTICLE IX, and following compliance with the provisions of Section 4.01(b).

(b)      In order for any Person not already a Member of the Company to be admitted as a Member, such Person shall have executed and delivered to the Company a written undertaking substantially in the form of the Joinder Agreement. Upon the amendment of Schedule A hereto and the satisfaction of any applicable conditions as may reasonably be deemed necessary by the Board to effect such admission, such Person shall be admitted as a Member and deemed listed as such on the books and records of the Company. The Board shall also adjust the Capital Accounts of the Members as necessary in accordance with Section 3.03 or Section 3.04.

(c)       Any Member that proposes to Transfer its Membership Interest shall (i) be responsible for the payment of expenses incurred by such Member in connection with such Transfer, whether or not consummated, and (ii) except in connection with a Transfer pursuant to Section 3.02(d), or Section 9.04, reimburse the Company and the other Member for all reasonable expenses (including reasonable attorneys’ fees and expenses) incurred by or on behalf of the Company or such other Member in connection with such proposed Transfer, whether or not consummated.

Section 4.02 No Personal Liability. Except as otherwise provided in the Act, by Applicable Law, or expressly in this Agreement, no Member will be obligated personally for any debt, obligation, or liability of the Company or another Member, whether arising in contract, tort, or otherwise, solely by reason of being a Member.

Section 4.03 No Withdrawal. So long as a Member continues to hold any Membership Interest, such Member shall not have the ability to withdraw or resign as a Member prior to the dissolution and winding up of the Company and any such withdrawal or resignation or attempted withdrawal or resignation by a Member prior to the dissolution or winding up of the Company shall be null and void. As soon as any Person who is a Member ceases to hold any Membership Interests, such Person shall no longer be a Member. A Member shall cease to be a Member as a result of its Bankruptcy or any other events specified in Section 18-304 of the Act.

Section 4.04 No Interest in Company Property. No real or personal property of the Company shall be deemed to be owned by any Member individually, but shall be owned by, and title shall be vested solely in, the Company. Without limiting the foregoing, each Member hereby irrevocably waives during the term of the Company any right that such Member may have to maintain any action for partition with respect to the property of the Company.

ARTICLE V
Allocations

Section 5.01 Allocation of Net Income and Net Loss. For each Fiscal Year (or portion thereof), after giving effect to the special allocations set forth in Section 5.02, Net Income and Net Loss of the Company shall be allocated among the Members pro rata in accordance with their Membership Interests.

Section 5.02 Regulatory and Special Allocations. Notwithstanding the provisions of Section 5.01:

(a)       If there is a net decrease in Company Minimum Gain (determined according to Treasury Regulations Section 1.704-2(d)(1)) during any Fiscal Year, each Member shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.02 is intended to comply with the “minimum gain chargeback” requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b)       Member Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year, each Member that has a share of such Member Nonrecourse Debt Minimum Gain shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to that Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain. Items to be allocated pursuant to this paragraph shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.02(b) is intended to comply with the “minimum gain chargeback” requirements in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)       Nonrecourse Deductions shall be allocated to the Members in accordance with their Membership Interests.

(d)      In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), Net Income shall be specially allocated to such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit created by such adjustments, allocations, or distributions as quickly as possible. This Section 5.02(d) is intended to comply with the qualified income offset requirement in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(e)       The allocations set forth in paragraphs (a), (b), (c), and (d) above (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations under Code Section 704. Notwithstanding any other provisions of this ARTICLE V (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Net Income and Net Losses among Members so that, to the extent possible, the net amount of such allocations of Net Income and Net Losses and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred.

Section 5.03 Tax Allocations.

(a)       Subject to Section 5.03(b), Section 5.03(c), and Section 5.03(d), all income, gains, losses, and deductions of the Company shall be allocated, for federal, state, and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses, and deductions pursuant to Section 5.01 and Section 5.02, except that if any such allocation for tax purposes is not permitted by the Code or other Applicable Law, the Company’s subsequent income, gains, losses, and deductions shall be allocated among the Members for tax purposes, to the extent permitted by the Code and other Applicable Law, so as to reflect as nearly as possible the allocation set forth in Section 5.01 and Section 5.02.

(b)      Items of Company taxable income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) and the traditional method with curative allocations of Treasury Regulations Section 1.704-3(c), so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value.

(c)       If the Book Value of any Company asset is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) as provided in clause (c) of the definition of Book Value in Section 1.01, subsequent allocations of items of taxable income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).

(d)       Allocations of tax credit, tax credit recapture, and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Board, taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).

(e)       Allocations pursuant to this Section 5.03 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Losses, distributions, or other items pursuant to any provisions of this Agreement.

Section 5.04 Allocations in Respect of Transferred Membership Interests. In the event of a Transfer of a Membership Interest during any Fiscal Year made in compliance with the provisions of ARTICLE IX, Net Income, Net Losses, and other items of income, gain, loss, and deduction of the Company attributable to such Membership Interest for such Fiscal Year shall be determined using the interim closing of the books method.

ARTICLE VI
Distributions

Section 6.01 General.

(a)       Any available cash of the Company, after allowance for payment of all Company obligations then due and payable, including debt service and operating expenses, and such other reasonable reserves as the Board may determine, shall be distributed to the Members, on at least an quarterly basis, pro rata in accordance with their Percentage Interests.

(b)       Notwithstanding anything herein to the contrary:

(i)       If a Non-Contributing Member has an outstanding Default Loan due to another Member, any amount that otherwise would be distributed to such Non-Contributing Member pursuant to Section 6.01 or ARTICLE XII shall not be paid to such Non-Contributing Member but shall be deemed distributed to such Non-Contributing Member and paid on behalf of such Non-Contributing Member to the other Member that funded such Default Loan in accordance with Section 3.02(b).

(ii)       If a Non-Contributing Member has an unpaid Additional Capital Contribution that has not been funded pursuant to a Default Loan, any amount that otherwise would be distributed to such Member pursuant to Section 6.01 or ARTICLE XII (up to the amount of such unpaid Additional Capital Contribution, together with interest accrued thereon in accordance with Section 3.02(c)) shall not be paid to such Member but shall be deemed distributed to such Member and repaid to the Company (which payment shall first be applied to pay any accrued interest on such Additional Capital Contribution and thereafter to reduce the amount of the unpaid Additional Capital Contribution).

(c)       Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any distribution to the Members if such distribution would violate Section 18-607 of the Act or other Applicable Law.

Section 6.02 Tax Withholding; Withholding Advances.

(a)       Each Member agrees to furnish the Company with any representations and forms as shall be reasonably requested by the Board to assist the Company in determining the extent of, and in fulfilling, any withholding obligations it may have under Applicable Law.

(b)       The Company is hereby authorized at all times to make payments (“Withholding Advances”) with respect to each Member in amounts required to discharge any obligation of the Company (as determined by the Board based on the advice of legal or tax counsel to the Company) to withhold or make payments to any federal, state, local, or foreign taxing authority (a “Taxing Authority”) with respect to any distribution or allocation by the Company of income or gain to such Member and to withhold the same from distributions to such Member. Any funds withheld from a distribution by reason of this Section 6.02(b) shall nonetheless be deemed distributed to the Member in question for all purposes under this Agreement.

(c)       Any Withholding Advance made by the Company to a Taxing Authority on behalf of a Member and not simultaneously withheld from a distribution to that Member shall, with interest thereon accruing from the date of payment at a rate equal to the Company Interest Rate:

(i)       be promptly repaid to the Company by the Member on whose behalf the Withholding Advance was made (which repayment by the Member shall not constitute a Capital Contribution, but shall credit the Member’s Capital Account if the Board shall have initially charged the amount of the Withholding Advance to the Capital Account); or

(ii)       with the consent of the Board (not including, for purposes of such vote any Managers designated by the Member on whose behalf the Withholding Advance has been made), be repaid by reducing the amount of the next succeeding distribution or distributions to be made to such Member (which reduction amount shall be deemed to have been distributed to the Member, but which shall not further reduce the Member’s Capital Account if the Board shall have initially charged the amount of the Withholding Advance to the Capital Account).

Interest shall cease to accrue from the time the Member on whose behalf the Withholding Advance was made repays such Withholding Advance (and all accrued interest) by either method of repayment described above.

(d)       Each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability with respect to taxes, interest, or penalties that may be asserted by reason of the Company’s failure to deduct and withhold tax on amounts distributable or allocable to such Member. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 6.02, including bringing a lawsuit to collect repayment with interest of any Withholding Advances.

(e)        Neither the Company nor any Manager shall be liable for any excess taxes withheld in respect of any distribution or allocation of income or gain to a Member. In the event of an excess withholding, a Member’s sole recourse shall be to apply for a refund from the appropriate Taxing Authority.

(f)        The provisions of this Section 6.02 and the obligations of a Member pursuant to Section 6.02 shall survive the termination, dissolution, liquidation, and winding up of the Company and the withdrawal of such Member from the Company or Transfer of its Membership Interest.

Section 6.03 Distributions in Kind. No Member has the right to demand or receive property other than cash in payment for its share of any distribution made in accordance with this Agreement. Except as provided in Section 12.03(d), non-cash distributions are not permitted without the unanimous consent of the Members.

ARTICLE VII
Management

Section 7.01 Establishment of the Board. A board of managers of the Company (the “Board”) is hereby established and shall be comprised of natural Persons (each such Person, a “Manager”) who shall be designated in accordance with the provisions of Section 7.02 and constitute the “managers” (as that term is defined the Act) of the Company. The business and affairs of the Company shall be managed, operated, and controlled by or under the direction of the Board, and the Board shall have, and is hereby granted, the full, complete, and exclusive power, authority, and discretion for, on behalf of, and in the name of the Company, to take such actions as it may in its sole discretion deem necessary or advisable to carry out any and all of the objectives and purposes of the Company, subject only to the terms of this Agreement. Except as expressly provided herein or by Applicable Law, no Member, in its capacity as a Member, shall have any power or authority over the business and affairs of the Company or any power or authority to act for or on behalf of, or to bind, the Company.

Section 7.02 Board Composition. The Company and the Members shall take such actions as may be required to ensure that the number of Managers constituting the Board is at all times five (5). The Board shall be comprised as follows:

(a)       three (3) individuals designated by BAAD (each, a “BAAD Manager”), who shall initially be Aaron Konen, Beau Starkel and Andy Chupp; and

(b)       two (2) individuals designated by SBG (each, a “SBG Manager”), who shall initially William Meissner and Robert Nistico.

Section 7.03 Removal; Resignation; Vacancies.

(a)       Each Member may remove any Manager designated by it at any time with or without cause, effective upon written notice to the other Member and the Chairperson. No Manager may be removed except in accordance with this Section 7.03(a).

(b)      A Manager may resign at any time from the Board by delivering such Manager’s written resignation to the Chairperson. Any such resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the occurrence of some other event. The Board’s or Company’s acceptance of a resignation shall not be necessary to make it effective.

(c)      Any vacancy on the Board resulting from the resignation, removal, death, or disability of a Manager shall be filled by the same Member that designated such Manager pursuant to Section 7.02, with such appointment to become effective immediately upon delivery of such written notice of such appointment to the other Manager and the Chairperson.

(d)       The Board shall maintain a schedule of all Managers with their respective mailing addresses (the “Managers Schedule”), and shall update the Managers Schedule upon the designation, removal, or replacement of any Manager in accordance with Section 7.02 or this Section 7.03.

Section 7.04 Meetings. Meetings of the Managers may be called by any Manager and shall be held at the principal place of business of the Company, or elsewhere as the notice of such meeting shall direct. Managers may attend any such meeting in person, by proxy, or by telephone or video conference call. Written notice of every meeting of the Managers of the Company, stating the place, date and time of the meeting, shall be delivered by any Manager calling the meeting to all other Managers at least ten (10) days prior to the meeting, unless such notice is waived.

Section 7.05 Quorum; Manner of Acting.

(a)        The presence of at least (i) one BAAD Manager and (ii) one SBG Managers shall constitute a quorum; provided, however, that if and for so long as a Member is a Defaulting Member, the presence of such Member’s Managers shall not be required to achieve a quorum unless a decision is made at such meeting regarding a Fundamental Matter.

(b)        Each Manager shall have one vote on all matters submitted to the Board; provided, however, that, without limitation of any other rights or remedies that may be available regarding a Member’s breach or default, if and for so long as one of the Members (but not both) is a Defaulting Member, all decisions of the Board (other than any vote, consent, or approval pursuant to Section 7.06 or regarding a Fundamental Matter) shall be made solely by the Managers designated by the Member that is not a Defaulting Member. Except as otherwise set forth in this Agreement (including the foregoing provisions of this Section 7.05(b)), the affirmative vote of at least a majority of the Managers in attendance at any meeting of the Board at which a quorum is present shall be required to authorize any action by the Board and shall constitute the action of the Board for all purposes; provided that such approval must include the affirmative vote of at least one of the Managers designated by each Member that is not a Defaulting Member; provided, further, that any approval with respect to a Fundamental Matter shall require the unanimous agreement of all Managers present at a meeting at which a quorum is present.

(c)        Each Manager may authorize another individual (who may or may not be a Manager) to act for such Manager by proxy at any meeting of the Board, or to express consent or dissent to a Company action in writing without a meeting. Any such proxy may be granted in writing, by facsimile, email, or other means of electronic transmission or as otherwise permitted by Applicable Law.

Section 7.06 Action By Written Consent. Any action of the Board may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed unanimously by all the Managers. Such consent shall have the same force and effect as a vote at a meeting where a quorum was present and may be stated as such in any document or instrument filed with the Secretary of State.

Section 7.07 Compensation. Each Manager shall serve without compensation in their capacity as such. Each Manager shall be entitled to reimbursement from the Company for such Manager’s reasonable and necessary out-of-pocket expenses incurred in the performance of their duties as a Manager, pursuant to such policies as may from time to time be established by the Board.

Section 7.08 Chairperson of the Board. One Manager shall be designated in accordance with this Section 7.08 to serve as chairperson of the Board (“Chairperson”). The Chairperson shall preside at all meetings of the Board at which such Chairperson is present, subject to the ultimate authority of the Board to appoint an alternate presiding chairperson (who shall, unless otherwise determined by unanimous agreement of the Managers, be a Manager designated by the same Member of the then serving Chairperson) at any meeting. During (i) the first twelve-month period following the date hereof, the Chairperson shall be a BAAD Manager designated by BAAD and (ii) the second twelve-month period following the date hereof, the Chairperson shall be a SBG Manager designated by SBG; provided, however, that, notwithstanding anything herein to the contrary, if one of the Members (but not both) is a Defaulting Member, the Chairperson shall be a Manager designated by the Member that is not a Defaulting Member. Thereafter, the Chairperson shall rotate in successive twelve-month periods between a BAAD Manager and a SBG Manager, in each case designated by the Member that designated such Manager. A Manager shall not be considered to be an officer of the Company by virtue of holding the position of Chairperson and, except as expressly provided herein, shall not have any rights or powers different from any other Manager other than with respect to any procedural matters to the extent delegated by unanimous agreement of the Managers or as expressly set forth in this Agreement; provided, however, that any procedural rights or powers granted to the Chairperson shall not be in derogation of any rights or powers granted by this Agreement to any Manager.

Section 7.09 Officers. The Board may appoint individuals as officers of the Company (the “Officers”) as it deems necessary or desirable to carry on the business of the Company and the Board may delegate to such Officers such powers and authorities as the Board deems advisable. No Officer need be a Member or Manager. Any individual may hold two or more offices of the Company. Each Officer shall hold office until such Officer’s successor is appointed by the Board or until such Officer’s earlier death, resignation, or removal. Any Officer may resign at any time on written notice to the Board. Any Officer may be removed by the Board with or without cause at any time. A vacancy in any office occurring because of death, resignation, removal, or otherwise, may, but need not, be filled by the Board.

Section 7.10 No Personal Liability. Except as otherwise provided in the Act or by Applicable Law, no Manager or Officer will be obligated personally for any debt, obligation, or liability of the Company, whether arising in contract, tort, or otherwise, solely by reason of being a Manager or Officer.

Section 7.11 Budget.

(a)       The initial business plan and annual budget for the Company through the Fiscal Year ending December 31, 2025 (collectively, the “Initial Budget”), which have previously been approved by the Initial Members, are attached hereto as Schedule B. The Board shall operate or cause to be operated the Company in accordance with the Initial Budget, as it may thereafter be amended, modified, or replaced in accordance with Section 7.11(b) (as so amended, modified, or replaced and in effect from time to time, the “Budget”).

(b)       At least sixty (60) days before the beginning of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2025), the Board shall prepare revisions to the Budget for such upcoming Fiscal Year. The Company shall operate in accordance with the then approved Budget until a revised Budget is approved by the Board.

Section 7.12 Other Activities. Nothing contained in this Agreement shall prevent any Member or Manager or any of their Affiliates from engaging in any other activities or businesses, regardless of whether those activities or businesses are similar to or competitive with the Business; provided that such Member or Manager or Affiliate does not engage in such activity or business as a result of or using Confidential Information. None of the Members or Managers or any of their Affiliates shall be obligated to account to the Company or to the Members for any profits or income earned or derived from such other activities or businesses.

ARTICLE VIII
Indemnification

Section 8.01 Indemnification of Members. To the extent of the Company’s assets, the Company shall indemnify the Members and their officers, directors, partners, shareholders, members, advisors, agents and affiliates (each, an “Indemnified Party,” and, collectively, the “Indemnified Parties”) to the fullest extent permitted by the Act and defend, protect, save, and hold each of them harmless from and in respect of all fees, costs, losses, damages, and expenses (including reasonable attorneys’ fees) incurred in connection with or resulting from any claim, action or demand arising out of or in any way relating to the Company or any of its assets or properties, including amounts paid in settlement or compromise (if recommended by the Company’s counsel) of any such claim, action, or demand and all fees, costs, and expenses (including reasonable attorneys’ fees) in connection therewith. Notwithstanding the foregoing, indemnification shall not be available or paid to any Indemnified Party with respect to any matter as to which such Indemnified Party shall have committed an act or omission (where such Indemnified Party had a contractual duty to act) involving willful misconduct, fraud, or gross negligence. The indemnification provided pursuant to this Section 8.04 shall be in addition to any other rights to which an Indemnified Party may be entitled under any agreement or vote of the Members, as a matter of law or equity, or otherwise, and shall continue as to an Indemnified Party who is a Member but who has ceased to serve in that capacity, and shall inure to the benefit of the heirs, successors, assigns, and administrators of the Indemnified Parties.

Section 8.02 Survival. The provisions of this ARTICLE VIII shall survive the dissolution, liquidation, winding up, and termination of the Company.

ARTICLE IX
Transfer

Section 9.01 Prohibitions on Transfer. Transfers. Without the prior written consent of the other Member, except as permitted pursuant to Section 9.02, no Member shall sell, hypothecate, pledge, encumber, assign, or otherwise transfer (a “Transfer”), with or without consideration, all or any portion of its Membership Interest in the Company to any other person or entity (a “Transferee”). No Transfer of Interests to a person not already a Member of the Company shall be deemed completed until the prospective Transferee is admitted as a Substituted Member of the Company in accordance with Section 4.01 hereof.

Section 9.02 Permitted Transfers. The provisions of Section 9.01 shall not apply to any Transfer by a Member that is not a Defaulting Member (a “Transferring Member”) of all of its Membership Interest to an Affiliate of such Transferring Member that is an entity wholly owned, directly or indirectly, by the ultimate parent of such Transferring Member; provided that such Transferring Member shall have guaranteed in a writing delivered to the Company and the other Member the performance by the Transferee of all of such Transferring Member’s obligations under this Agreement.

Section 9.03 Deadlock. If the Board is unable to reach a decision by the required vote regarding a Fundamental Matter, the Chairperson shall promptly refer such matter to the Members, who shall attempt to resolve such matter within the following thirty (30 day period (or, if mutually agreed by the Members, a longer period of time). Any resolution on such matter agreed to by the Members shall be final and binding on the Company and the Members. If the Members are unable to resolve such matter within such period, then a “Deadlock” shall be in effect and either Member, so long as it is not a Defaulting Member, shall be entitled to terminate this Agreement in accordance with Section 12.02.

Section 9.04 Call Option.

(a)       At any time during the thirty (30) Business Day period following its receipt of a Change of Control Notice from a Member (the “Changed Member”) pursuant to Section 10.03, the Member receiving the Change of Control Notice (the “Non-Changed Member”) shall, so long as it is not a Defaulting Member, have the right, but not the obligation, to deliver to the Changed Member a written notice requesting a determination of Company FMV in accordance with Section 9.05 (a “Company FMV Determination Request”), in which case Company FMV shall be determined in accordance with Section 9.05. For a period of thirty (30) Business Days following such determination of Company FMV (as finally determined in accordance with Section 9.05), the Non-Changed Member shall have the right, but not the obligation, to deliver to the Changed Member a written, unconditional, and irrevocable notice (an “Exercise Notice”) stating its election to either:

(i)       purchase the Changed Member’s entire Membership Interest for a purchase price equal to 90% of the product of such Company FMV multiplied by the Changed Member’s Percentage Interest (the “Call Exercise Price”).

(b)     The Member selling its Membership Interest pursuant to this Section 9.04 (the “Call Selling Member”) shall, at the closing of such sale (“Call Closing”), represent and warrant to the purchasing Member (the “Call Purchasing Member”) that (i) the Call Selling Member has full right, title, and interest in and to such Membership Interest, (ii) the Call Selling Member has all necessary power and authority and has taken all necessary action to sell such Membership Interest as contemplated by this Section 9.04, and (iii) such Membership Interest is free and clear of any Encumbrance other than those arising as a result of or under the terms of this Agreement.

(c)       Subject to Section 9.04(d), the Call Closing shall take place no later than sixty (60) days following receipt by the Call Selling Member of the Exercise Notice on a date specified by the Call Purchasing Member (the “Call Closing Date”); provided that the Call Purchasing Member shall give the Call Selling Member at least ten (10) Business Days’ written notice of the Call Closing Date.

(d)       The Call Purchasing Member shall pay the Put Exercise Price or the Call Exercise Price, as the case may be, for the Call Selling Member’s Membership Interest (the “Call Purchase Price”) by wire transfer of immediately available funds to an account designated in writing by the Call Selling Member; provided that (i) if the Call Selling Member is a Non-Contributing Member, the Call Purchase Price shall be decreased by the amount of any unpaid Additional Capital Contribution or Default Loan, including any accrued but unpaid interest thereon, owed by the Call Selling Member; and (ii) if the Call Selling Member has funded any Default Loan that remains outstanding, it shall be paid in full by the Call Purchasing Member, including any accrued but unpaid interest thereon, at (and as a condition to the closing of) the Call Closing.

(e)       At the Call Closing, the Call Selling Member shall deliver to the Call Purchasing Member (i) the resignation of each of the Managers the Call Selling Member designated to the Board; (ii) a certificate meeting the requirements of Treasury Regulation Section 1.1446(f)-2(b)(2) to the effect that the Call Selling Member is not a foreign person within the meaning of Code Section 1446(f); and (iii) any other deliveries as may be reasonably requested by the Call Purchasing Member.

(f)       Notwithstanding anything herein to the contrary, each Member agrees that, to preserve the character of the Company and consummate the purchase of the Call Selling Member’s entire Membership Interest, the Call Purchasing Member may assign its purchase right or obligation under this Section 9.04 in whole or in part to any Affiliate who, upon the Call Closing, shall become a Member, and that such purchase right or obligation shall be assignable by the Call Purchasing Member without the consent of the Call Selling Member; provided that the Call Purchasing Member (i) delivers notice to the Call Selling Member of such assignment and of the identity of the assignee prior to the Call Closing and (ii) shall be responsible for any failure of such assignee to perform its obligations under this Section 9.04 with respect to such assigned purchase right or obligation.

(g)       Without limitation of the other provisions of this Section 9.04, each Member agrees to cooperate and take, and to cause its Affiliates to cooperate and take, all actions and execute all documents reasonably necessary or appropriate to reflect the purchase of the Call Selling Member’s Membership Interest by the Call Purchasing Member pursuant to this Section 9.04.

Section 9.05 Company FMV. Company FMV shall be determined by the following process:

(a)       No later than ten (10) days after the delivery of a Company FMV Determination Request by a Non-Changed Member pursuant to Section 9.04(a), the Members shall each engage one independent nationally recognized investment banking, accounting, or valuation firm with experience in the valuation of businesses similar to the Business (each, a “Valuation Firm”) for purposes of determining Company FMV. All fees and expenses of each such Valuation Firm shall be the responsibility of the Member that engaged such Valuation Firm. Each such Valuation Firm shall determine Company FMV in good faith (acting in accordance with the definition thereof in Section 1.01) and deliver its calculation of Company FMV not later than the first Business Day that is at least thirty (30) days after the date of delivery of such Company FMV Determination Request; provided, that both Valuation Firms shall agree on a date on which to both deliver their calculations and Company FMV shall be determined as of such date (the “FMV Determination Date”). If the higher of the two calculations of Company FMV submitted by the two Valuation Firms is not more than 110% of the lower calculation, then Company FMV shall be the average of the Company FMV calculations of the two Valuation Firms.

(b)       If the higher of the two calculations of Company FMV is more than 110% of the lower calculation, then the two Valuation Firms shall jointly select a third Valuation Firm who is independent of, and not affiliated with, the first two Valuation Firms, and who is not affiliated with, and who has not provided any significant services within the two (2) years preceding the date of the Company FMV Determination Request to, any Member or its Affiliates (an “Independent Valuation Firm”), to determine Company FMV. The third Valuation Firm shall be selected no later than fifteen (15) days after the Initial Calculation Date and engaged pursuant to a customary engagement letter no later than twenty (20) days after the Initial Calculation Date. All fees and expenses of the third Valuation Firm shall be shared equally by the Members. The final Company FMV shall be the average of the two of the three Company FMV calculations delivered pursuant to Section 9.05(a) and Section 9.05(b) that are closest in amount.

(c)        Any determination of Company FMV pursuant to Section 9.05(a) or Section 9.05(b) shall be final, conclusive, and binding on the Members.

(d)        To enable the Valuation Firms to conduct the valuations, the Members and the Company shall furnish to the Valuation Firms such information as they may reasonably request regarding the Business and the Company’s assets, properties, financial condition, earnings, and prospects.

Section 9.06 IP Repurchase Option Trigger.

If (a) during the fiscal quarter-four of 2026 the Nimbus “Products” revenue fail to achieve $250,000 for the Company, or (b) during the fiscal quarter-four of 2027 the “Products” revenue fail to achieve $500,000 for the Company, or (c) during the fiscal quarter-four of 2028 the “Products” revenue fail to achieve $750,000 for the Company, BAAD may choose to trigger the IP Purchase Option by offering notice to the Company and to the Splash no later than March 31 of the following year.

ARTICLE X
COVENANTS AND AGREEMENTS OF THE MEMBERS

Section 10.01 Confidentiality.

(a)       Each Member acknowledges that it may have access to and become acquainted with trade secrets, proprietary information, and confidential information belonging to the Company that are not generally known to the public, including information concerning business plans, financial statements, and other information provided pursuant to this Agreement, operating practices and methods, expansion plans, strategic plans, marketing plans, contracts, customer lists, or other business documents that the Company treats as confidential, in any format whatsoever (including oral, written, electronic, or any other form or medium) (collectively, “Confidential Information”). In addition, each Member acknowledges that: (i) the Company has invested, and continue to invest, substantial time, expense, and specialized knowledge in developing its Confidential Information; (ii) the Confidential Information provides the Company with a competitive advantage over others in the marketplace; and (iii) the Company would be irreparably harmed if the Confidential Information were disclosed to competitors or made available to the public. Without limiting the applicability of any other agreement to which any Member is subject, no Member shall, directly or indirectly, disclose or use (other than in connection with the conduct of the Company’s business or the monitoring of its investment in the Company) at any time, including use for personal, commercial, or proprietary advantage or profit, either during its association with the Company or thereafter, any Confidential Information of which such Member is or becomes aware. Each Member in possession of Confidential Information shall take all appropriate steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss, and theft.

(b)       Nothing contained in Section 10.01(a) shall prevent any Member from disclosing Confidential Information: (i) upon the order of any court or administrative agency; (ii) upon the request or demand of any Governmental Authority having jurisdiction over such Member; (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories, or other discovery requests; (iv) to the extent necessary to assert any right or defend any claim arising under this Agreement ; (v) to the other Member or its Affiliates; (vi) to such Member’s Representatives who, in the reasonable judgment of such Member, need to know such Confidential Information and agree to be bound by the provisions of this Section 10.01 as if a Member;(vii) as required by the securities regulations of the United Sates in the reasoned opinion of any Member that is also a public interest; or (vii) to any potential Permitted Transferee in connection with a proposed Transfer of the Membership Interest of such Member in accordance with this Agreement, as long as such potential Transferee shall have agreed to be bound by the provisions of this Section 10.01 as if a Member; provided, that in the case of clause (i), (ii), or (iii), such Member shall notify the Company and the other Member of the proposed disclosure as far in advance of such disclosure as practicable (but in no event make any such disclosure before notifying the Company and the other Member) and use reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment satisfactory to the Company and the other Member, when and if available.

(c)       The restrictions of Section 10.01 shall not apply to Confidential Information that: (i) is or becomes generally available to the public other than as a result of a disclosure by such Member or its Affiliate or Representative in breach of this Agreement; (ii) is or has been independently developed or conceived by such Member or its Affiliate without use of Confidential Information; or (iii) becomes available to such Member or any of its Affiliates or Representatives on a non-confidential basis from a source other than the Company, the other Member, or any of their respective Representatives, provided, that such source is not known by the receiving Member to be bound by a confidentiality agreement regarding the Company.

The obligations of each Member under this Section 10.01 shall survive for so long as such Member or its Permitted Transferee remains a Member, and thereafter for three (3) years following the earlier of (i) the termination, dissolution, liquidation, and winding up of the Company and (ii) such Member’s or its Permitted Transferee’s Transfer of its Membership Interest pursuant to Section 3.02(d), Section 9.01, Section 9.03, or Section 9.04.

Section 10.02 Non-Solicitation. In light of each Member’s access to Confidential Information and position of trust and confidence with the Company, each Member further agrees that, so long as such Member or its Permitted Transferee remains a Member, and thereafter for one (1) year following the earlier of (i) the termination, dissolution, liquidation, and winding up of the Company and (ii) such Member’s or its Permitted Transferee’s Transfer of its Membership Interest pursuant to Section 3.02(d), Section 9.01, Section 9.03, or Section 9.04, it shall not, directly or indirectly through one or more of any of its Affiliates, solicit or entice, or attempt to solicit or entice, any clients, customers, or suppliers of the Company for purposes of diverting their business or services from the Company.

Section 10.03 Change of Control Notice. In the event of a Change of Control of a Member, such Member shall promptly, but not later than three (3) Business Days following such Change of Control, notify the other Member in writing thereof (a “Change of Control Notice”), setting forth the date and identity of the party or parties that have acquired control of such Member.

ARTICLE XI
Accounting; Tax Matters

Section 11.01 Financial Statements. The Company shall furnish to each Member the following reports:

(a)       As soon as available, and in any event within one hundred twenty (120 days after the end of each Fiscal Year, unaudited balance sheets of the Company as at the end of each such Fiscal Year and unaudited statements of income, all in reasonable detail and all prepared in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto), and certified by the principal financial or accounting officer of the Company.

(b)      As soon as available, and in any event within forty-five (45 days after the end of each quarterly accounting period in each Fiscal Year (other than the last fiscal quarter of the Fiscal Year), unaudited balance sheets of the Company as at the end of each such fiscal quarter and for the current Fiscal Year to date and unaudited consolidated statements of income for such fiscal quarter and for the current Fiscal Year to date, all in reasonable detail and all prepared in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto), and certified by the principal financial or accounting officer of the Company.

Section 11.02 Inspection Rights. Each Member and its duly authorized representative, attorney, or attorney in fact of any of them, shall have the right, upon reasonable request to the other Member, to inspect and copy, during normal business hours, any and all Company records and documents.

Section 11.03 Income Tax Status. It is the intent of the Company and the Members that the Company shall be treated as a partnership for U.S., federal, state, and local income tax purposes. Neither the Company nor any Member shall make an election for the Company to be classified as other than a partnership pursuant to Treasury Regulations Section 301.7701-3.

Section 11.04 Tax Matters Representative.

(a)      The Members hereby agree to appoint a “partnership representative” as provided in Code Section 6223(a) (the “Tax Matters Representative”). The Tax Matters Representative may resign at any time. The Tax Matters Representative may be removed at any time by the Board. In the event of the resignation or removal of the Tax Matters Representative, the Board shall select a replacement.

(b)     The Tax Matters Representative is authorized to represent the Company in connection with all examinations of the Company’s affairs by Taxing Authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. The Tax Matters Representative shall promptly notify the Members in writing of the commencement of any tax audit of the Company, upon receipt of a tax assessment and upon the receipt of a notice of final partnership adjustment, and shall keep the Members reasonably informed of the status of any tax audit and resulting administrative and judicial proceedings. The Tax Matters Representative shall not take any actions in a tax audit or proceeding, including extending the statute of limitations, filing a request for administrative adjustment, filing suit relating to any Company tax refund or deficiency, entering into any settlement agreement relating to items of income, gain, loss, or deduction of the Company, or making any elections or other determinations, without the approval of the Board.

(c)       To the extent permitted by applicable law and regulations, the Tax Matters Representative will cause the Company to annually elect out of the partnership audit procedures set forth in Subchapter C of Chapter 63 of the Code as amended by the BBA (the “Revised Partnership Audit Rules”) pursuant to Code Section 6221(b). For any year in which applicable law and regulations do not permit the Company to elect out of the Revised Partnership Audit Rules, then within forty-five (45) days of any notice of final partnership adjustment, the Tax Matters Representative shall cause the Company to elect the alternative procedure under Code Section 6226, and furnish to the Internal Revenue Service and each Member during the year or years to which the notice of final partnership adjustment relates a statement of the Member’s share of any adjustment set forth in the notice of final partnership adjustment.

(d)       Each Member agrees that such Member shall not treat any Company item inconsistently on such Member’s federal, state, foreign, or other income tax return with the treatment of the item on the Company’s return. Any deficiency for taxes imposed on any Member (including penalties, additions to tax or interest imposed with respect to such taxes, and any taxes imposed pursuant to Code Section 6226) will be paid by such Member and if required to be paid (and actually paid) by the Company, will be recoverable from such Member as provided in Section 6.02(d).

(e)       Notwithstanding anything herein to the contrary, any reasonable out-of-pocket expenses incurred by the Tax Matters Representative in carrying out their responsibilities and duties in such capacity under this Agreement shall be an expense of the Company for which the Tax Matters Representative shall be reimbursed by the Company.

(f)        The Company will make an election under Code Section 754, if requested in writing by a Member.

(g)       The provisions of this Section 11.04 and the obligations of a Member or former Member pursuant to Section 11.04 shall survive the termination, dissolution, liquidation, and winding up of the Company and the Transfer of a Member’s Membership Interest.

Section 11.05 Tax Returns. At the expense of the Company, the Board (or any Officer that it may designate) shall cause the preparation and timely filing (including extensions) of all tax returns required to be filed by the Company pursuant to the Code as well as all other required tax returns in each jurisdiction in which the Company owns property or does business. As soon as reasonably possible after the end of each Fiscal Year, the Board or designated Officer will cause to be delivered to each Person who was a Member at any time during such Fiscal Year, IRS Schedule K-1 to Form 1065 and such other information with respect to the Company as may be necessary for the preparation of such Person’s federal, state, and local income tax returns for such Fiscal Year.

Section 11.06 Company Funds. All funds of the Company shall be deposited in its name in such checking, savings, or other bank accounts, or held in its name in the form of such other investments as shall be designated by the Board. The funds of the Company shall not be commingled with the funds of any other Person. All withdrawals of such deposits or liquidations of such investments by the Company shall be made exclusively upon the signature or signatures of such Officer or Officers as the Board may designate.

ARTICLE XII
Dissolution and Liquidation

Section 12.01 Events of Dissolution. The Company shall be dissolved and its affairs wound up only upon the occurrence of any of the following events:

(a)       The unanimous determination of the Members to dissolve the Company;

(b)       The Bankruptcy or Dissolution of a Member, unless within fifteen (15) days after the occurrence of such Bankruptcy or Dissolution, the other Member agrees in writing to continue the business of the Company;

(c)       At the election of a Member that is not a Defaulting Member, acting in its sole discretion, made at such time as the other Member is a Defaulting Member (and without limitation of any other rights or remedies that may be available to such electing Member);

(d)       The sale, exchange, involuntary conversion, or other disposition or transfer of all or substantially all the assets of the Company;

(e)       Upon both Members being or becoming Defaulting Members, unless the Members, acting in their sole discretion, agree within twenty (20) Business Days thereafter to continue the business of the Company (and without limitation of any other rights or remedies that may be available); provided, however, that, notwithstanding anything herein to the contrary, the Board shall carry out the winding up process in accordance with the governance provisions in ARTICLE VII as if both Members were not Defaulting Members; or

(f)        The entry of a decree of judicial dissolution under Section 18-802 of the Act.

Section 12.02 Effectiveness of Dissolution. Dissolution of the Company shall be effective on the day on which the event described in Section 12.01 occurs, but the Company shall not terminate until the winding up of the Company has been completed, the assets of the Company have been distributed as provided in Section 12.03, and the Certificate of Organization shall have been cancelled as provided in Section 12.04.

Section 12.03 Liquidation. If the Company is dissolved pursuant to Section 12.01, the Company shall be liquidated and its business and affairs wound up in accordance with the Act and the following provisions:

(a)       The Board shall act as liquidator to wind up the Company (the “Liquidator”). The Liquidator shall have full power and authority to sell, assign, and encumber any or all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner; provided that, if the Board is the Liquidator, it shall act in accordance with the governance provisions in ARTICLE VII until the winding up occurs.

(b)       As promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

(c)        The Liquidator shall liquidate the assets of the Company and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of Applicable Law:

(i)       first, to the payment of all of the Company’s debts and liabilities to its creditors (including Members, if applicable) and the expenses of liquidation (including sales commissions incident to any sales of assets of the Company);

(ii)      second, to the establishment of and additions to reserves that are determined by the Liquidator to be reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company; and

(iii)     third, to the Members in accordance with the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments for the taxable year of the Company during which the liquidation of the Company occurs.

(d)       Notwithstanding the provisions of Section 12.03(c) that require the liquidation of the assets of the Company, but subject to the order of priorities set forth in Section 12.03(c), if upon dissolution of the Company the Liquidator reasonably determines that an immediate sale of part or all of the Company’s assets would be impractical or could cause undue loss to the Members, the Liquidator may defer the liquidation of any assets except those necessary to satisfy Company liabilities and reserves, and may distribute to the Members, in lieu of cash, as tenants in common and in accordance with the provisions of Section 12.03(c), undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such distribution in kind shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. For purposes of any such distribution, any property to be distributed will be valued at its Fair Market Value, as determined by the Liquidator in good faith.

Section 12.04 Cancellation of Certificate. Upon completion of the distribution of the assets of the Company as provided in Section 12.03(c), the Company shall be terminated and the Liquidator shall cause the cancellation of the Certificate of Organization in the State of Nebraska and of all qualifications and registrations of the Company as a foreign limited liability company in jurisdictions other than the State of Nebraska and shall take such other actions as may be necessary to terminate the Company.

Section 12.05 Survival of Rights, Duties and Obligations. Dissolution, liquidation, winding up, or termination of the Company for any reason shall not release any party from any Loss that at the time of such dissolution, liquidation, winding up, or termination already had accrued to any other party or thereafter may accrue in respect of any act or omission prior to such dissolution, liquidation, winding up, or termination. For the avoidance of doubt, none of the foregoing shall replace, diminish, or otherwise adversely affect any Member’s right to indemnification set forth herein.

Section 12.06 Recourse for Claims. Each Member shall look solely to the assets of the Company for all distributions with respect to the Company, such Member’s Capital Account, and such Member’s share of Net Income, Net Loss, and other items of income, gain, loss, and deduction, and shall have no recourse therefor (upon dissolution or otherwise) against the Liquidator or any other Member.

ARTICLE XIII
Miscellaneous

Section 13.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors, and accountants, incurred in connection with the preparation and execution of this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 13.02 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Member hereby agrees, at the request of the Company or any Member, to execute and deliver such additional documents, instruments, conveyances, and assurances and to take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

Section 13.03 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13.03):

If to the Company:

If to BAAD:

If to SBG:

Section 13.04 Headings. The headings in this Agreement are inserted for convenience or reference only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision of this Agreement.

Section 13.05 Severability. If any term or provision of this Agreement is held to be invalid, illegal, or unenforceable under Applicable Law in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 13.06 Entire Agreement. This Agreement, together with the Certificate of Organization and all Exhibits and Schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

Section 13.07 Successors and Assigns. Subject to the restrictions on Transfers set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any Member except as permitted by this Agreement and any assignment in violation of this Agreement shall be null and void.

Section 13.08 No Third-Party Beneficiaries. Except as provided in ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto (and their respective heirs, executors, administrators, successors, and permitted assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 13.09 Amendment. No provision of this Agreement may be amended or modified except by an instrument in writing executed by both Members. Any such written amendment or modification will be binding upon the Company and each Member. Notwithstanding the foregoing, amendments to Schedule A hereto that are necessary to reflect any Transfer of a Membership Interest in accordance with this Agreement or change of address of a Member shall be made by the Board without the consent of or execution by the Members.

Section 13.10 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. For the avoidance of doubt, nothing contained in this Section 13.10 shall diminish any of the explicit and implicit waivers described in this Agreement.

Section 13.11 This Agreement shall be enforced, governed, and construed in all respects in accordance with the internal laws of the State of Nebraska, without giving effect to the choice of law or conflict of law rules or laws of such jurisdiction. Each Member agrees that any litigation, claim, or lawsuit directly or indirectly arising out of or related to this Agreement shall be instituted exclusively in the courts, whether federal or state, located in the State of Nebraska, and nowhere else. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action, or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding in any such court or that any such suit, action, or proceeding that is brought in any such court has been brought in an inconvenient form. Service of process, summons, notice, or other document by registered mail to the address set forth in Section 13.03 shall be effective service of process for any suit, action, or other proceeding brought in any such court. The prevailing party in any such litigation, claim, or lawsuit shall be entitled to recover from the other party expenses, including reasonable attorneys’ fees and expenses and fees of any appeals.

Section 13.12 Equitable Remedies. Each party hereto acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

Section 13.13 Remedies Cumulative. Except as expressly provided herein to the contrary, the rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

Section 13.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

The Company:

BAAD Beverages, LLC
By:	/s/ William Meissner
Name: William Meissner
Title: President

The Members:

BAAD Ventures, LLC
By:	/s/ Beau Starkel
Name: Beau Starkel
Title: Managing Member

Splash Beverage Group, Inc.
By:	/s/ William Meissner
Name: William Meissner
Title: President